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                                                                    Exhibit 99.2


March 22, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549



Ladies and Gentlemen:

Our auditors, Arthur Andersen LLP, have represented to us in a letter dated March 18, 2002 that their audits of the consolidated financial statements included in Item 8, Part II of this Annual Report on Form 10-K were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


                                        Marriott International, Inc.


                                        By      /s/ Linda A. Bartlett
                                           --------------------------------
                                                Linda A. Bartlett
                                                Vice President, Controller